DID YOU HEAR ABOUT THE ACQUISITION?


The acquisition of Rydex Investments by Security Benefit Corporation and Security Benefit Life Insurance Company was completed on January 17, 2008. The shareholder vote to approve the new advisory contract for the Large-Cap Growth Fund has not yet reached quorum and the Fund is being managed by Rydex UNDER AN INTERIM advisory contract as allowed under the Investment Company Act of 1940.

If we are unable to reach quorum, when the interim advisory contract expires on June 15, 2008, the Board of Trustees of the Fund will be forced to consider alternative solutions. This COULD include dissolving the Fund.

This is why we are again asking for you to consider the proposal to approve the new investment advisory agreement with Rydex Investments, the investment adviser of the Fund.

We strongly encourage you to take the time to review the proxy materials and vote your shares.